EXHIBIT 99.2

January 13, 2011	TSX Venture Exchange Symbol: MDW
NYSE Amex Symbol: MDW
Website: www.midwaygold.com

Midway Gold Grants Options

Vancouver, British Columbia – January 13, 2011, Midway Gold’s (MDW:TSX-V; MDW:NYSE-AMEX) board of directors has granted non-qualified and incentive stock options on a total of 815,000 shares of Midway's common stock to directors and employees pursuant to Midway’s shareholder approved combined incentive and non-qualified stock option plan.  The options are exercisable for up to five years at a price of C$0.95per share being the last closing price of Midway's common shares prior to the board of directors granting the options on January 13, 2011. Some of the options are subject to vesting provisions and all of the options granted are subject to any applicable regulatory hold periods.

ON BEHALF OF THE BOARD
"Dan Wolfus"
Dan Wolfus, Chairman

About Midway Gold Corp.

Midway Gold Corp. is a precious metals company with a vision to design, build, and operate mines in a manner accountable to all stakeholders while producing an acceptable return to its shareholders. Midway controls over 65 square miles of mineral rights in the western United States; four advanced projects include: Spring Valley, Pan, Golden Eagle, and Midway. Two early stage exploration targets are Gold Rock and BurntCanyon. For more information about Midway, please visit our website at www.midwaygold.com or contact R.J. Smith, Manager of Corporate Administration, at (877) 475-3642 (toll-free).

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.